Exhibit 5.1

April 28, 2022

Deciphera Pharmaceuticals, Inc.

200 Smith Street

Waltham, MA 02451

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-236389) (as amended or supplemented, the “Registration Statement”) filed on February 12, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Deciphera Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $300,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on March 10, 2022. Reference is made to our opinion letter dated February 8, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 28, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to an aggregate of (i) 7,501,239 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 9,748,761 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares”) covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 2,250,000 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that

1.

The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Deciphera Pharmaceuticals, Inc.

April 28, 2022

2.

The Pre-Funded Warrants have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3.

Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion set forth above as to enforceability is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP